EAS Crow Point Alternatives Fund 485BPOS

Exhibit (j)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the 360 Funds and to the use of our report dated June 29, 2018 on the financial statements and financial highlights of EAS Crow Point Alternatives Fund, a series of shares of beneficial interest in 360 Funds. Such financial statements and financial highlights appear in the April 30, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

August 27, 2018